Exhibit 99.1

SEALY CORPORATION

Press Release — 1Q Fiscal 2010 Results

March 30, 2010

Version FINAL

News Release

Sealy Corporation Reports Fiscal First Quarter 2010 Results

—Net Sales Increase 10%—

—Gross Margin Expands 331 Basis Points—

—Operating Income Increases 49%—

—Net Income Increases 32%—

—Adjusted EBITDA Increases 39%—

TRINITY, N.C., March 30, 2010 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global manufacturer, today announced results for its first quarter of fiscal year 2010.

Net sales for the first fiscal quarter were $339.6 million, an increase of 9.6% compared to the same prior year period.

Gross margin increased 331 basis points to 41.3% from the prior year quarter, driven by a 202 basis point gain in the Company’s U.S. market.

Income from operations for the first fiscal quarter increased 49.0%, or $11.5 million, to $34.8 million compared to the same period in the prior year.

Net Income in the first quarter of 2010 was $5.7 million, compared to $4.3 million in the comparable prior year quarter, an increase of 31.5%.  Earnings per share (EPS) in the first quarter of 2010 were $0.03 per diluted share, compared to $0.05 per diluted share in the comparable prior year quarter.  The corresponding diluted share counts for 2010 first quarter EPS and 2009 first quarter EPS were 283.6 million and 93.6 million, respectively.

Adjusted EBITDA for the first fiscal quarter increased 38.8% to $49.3 million from $35.5 million, while Adjusted EBITDA margin increased to 14.5%, an increase of 306 basis points compared to the same prior year period.

“We are very pleased with our first quarter 2010 results, as we delivered top line growth, driven by both unit growth and Average Unit Selling Price (“AUSP”) growth.  These results represent our second consecutive quarter of year-over-year sales growth.  We continue to reap benefits from the successful rollout last year of our innovative Stearns & Foster line. We had a strong showing at the Las Vegas Market in February, where we continued our focus on new products, introducing a new Sealy promotional line, the Embody specialty line and select Posturepedic mattresses to commemorate Posturepedic’s 60th anniversary.  We are also seeing the benefits of our relentless focus on permanently reducing our cost structure throughout the economic downturn, as we delivered gross margin expansion and increased Adjusted EBITDA in terms of both dollars and margin.  As our operational and financial metrics improve, we expect to continue to generate strong free cash flow to further delever our balance sheet,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Fiscal 2010 First Quarter Results

Total U.S. net sales increased 4.9% to $246.4 million from the first quarter of fiscal 2009.  Wholesale domestic net sales, which exclude third party sales from Sealy’s component plants, grew 4.6% to $241.6 million compared to the first quarter of fiscal 2009.  The successful launch of the new Stearns & Foster line and a more stable retail environment drove the positive performance. Unit volume increased 2.4%, while wholesale Average Unit Selling Price increased 2.2% on a year-over-year basis.

International net sales increased $18.0 million, or 24.0%, from the first quarter of 2009 to $93.3 million. Excluding the effects of currency fluctuation, International net sales increased 11.9% from the first quarter of 2009. This increase was primarily due to increased sales stemming from the success of our new Stearns & Foster line, better execution of promotions and an improvement in retail demand in the Canadian market. Canadian unit volume for the quarter increased 32.5% from the comparable prior year quarter.

Gross profit was $140.1 million compared to $117.6 million in the first quarter of fiscal 2009.  Gross profit margin was 41.3%, an increase of 331 basis points compared to the prior year first quarter.  U.S. gross profit margin increased 202 basis points to 42.3%.  This increase in U.S. gross profit margin was driven primarily by lower material costs and improved manufacturing efficiencies.

Selling, general, and administrative (SG&A) expenses were $109.0 million for the first quarter of fiscal 2010, an increase of $12.3 million versus the comparable period a year earlier. As a percent of net sales, SG&A increased 89 basis points to 32.1% from 31.2% in the same prior year period. The increase as a percentage of net sales was primarily driven by an increase in non-cash compensation costs. The increase in absolute dollars is primarily due to a $6.3 million increase in volume driven variable expenses.  Non-cash compensation expense increased by $3.1 million compared to the first quarter of fiscal 2009 due primarily to the recognition of expense related to the restricted share units that were granted in the third quarter of fiscal 2009.

Income from operations for the first fiscal quarter increased $11.5 million to $34.8 million compared to the same period in the prior year.  As a percent of net sales, income from operations increased to 10.3% from 7.6% in the same prior year period. This increase was based on better gross profit margin performance.

Total Adjusted EBITDA increased 38.8% to $49.3 million for the first quarter of fiscal 2010, or 14.5% of net sales, which represents an increase of 306 basis points on a year-over-year basis.

As of February 28, 2010, the Company’s debt net of cash was $722.9 million.  This represents a decrease of $38.0 million compared to $760.9 million as of May 31, 2009, at the conclusion of our 2009 refinancing. The Net Debt to Adjusted EBITDA ratio excluding the 8.0% Payment In Kind Convertible Notes was 3.01x as of February 28, 2010, as compared to 4.03x as of May 31, 2009.

“We are encouraged by the stabilization we have seen in retail demand across our business segments and with the signs of stability in both the macro-economic and consumer credit market environments.  We continue to believe our product innovation and operational improvements have put the Company in a strong strategic position to accelerate gains in profitable market share and drive increasing value for our shareholders,” added Mr. Rogers.

Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA and its derivative, Adjusted EBITDA Margin, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s income from operations is provided in the attached schedule.

Conference Call

The Company will hold a conference call today to discuss its fiscal first quarter 2010 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2321, or for international callers, 1-480-629-9714. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4263821. The replay will be available until April 6, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com. An updated investor presentation will be posted on Wednesday, March 31st, in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.3 billion in fiscal 2009. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), including SpringFree(TM) and TrueForm(R); Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	February 28,	November 29,
	2010	2009

ASSETS

Current assets:
Cash and equivalents	$117,055	$131,427
Accounts receivable, net of allowances for bad debts, cash discounts and returns	177,700	156,850
Inventories	59,536	56,810
Prepaid expenses and other current assets	16,091	21,080
Deferred income tax assets	15,688	20,222
Total current assets	386,070	386,389
Property, plant and equipment - at cost	436,097	446,989
Less accumulated depreciation	(236,297)	(239,508)
	199,800	207,481
Other assets:
Goodwill	360,875	360,583
Intangible assets, net of accumulated amortization	1,594	1,937
Deferred income tax assets	10,670	6,874
Debt issuance costs, net, and other assets	52,920	52,206
	426,059	421,600
Total assets	$1,011,929	$1,015,470

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$10,972	$13,693
Accounts payable	95,461	88,971
Accrued incentives and advertising	25,689	31,804
Accrued compensation	28,229	43,105
Accrued interest	19,161	15,230
Other accrued liabilities	33,468	36,436
Total current liabilities	212,980	229,239
Long-term obligations, net of current portion	829,005	833,766
Other liabilities	60,225	59,625
Deferred income tax liabilities	1,997	832

Common stock and options subject to redemption	—	—

Stockholders’ deficit:
Common stock	947	947
Additional paid-in capital	896,130	885,064
Accumulated deficit	(987,236)	(992,950)
Accumulated other comprehensive income	(2,119)	(1,053)
Total shareholders’ deficit	(92,278)	(107,992)
Total liabilties and shareholders’ deficit	$1,011,929	$1,015,470

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	February 28,	March 1,
	2010	2009

Net sales	$339,627	$309,976
Cost of goods sold	199,507	192,336

Gross profit	140,120	117,640

Selling, general and administrative expenses	108,956	96,696
Amortization expense	339	815
Restructuring expenses and asset impairment	—	113
Royalty income, net of royalty expense	(4,023)	(3,370)

Income from operations	34,848	23,386

Interest expense	22,341	17,548
Gain on sale of subsidiary stock	—	(1,292)
Other income, net	(54)	(33)

Income before income tax provsion	12,561	7,163
Income tax provision	7,790	2,819
Equity in earnings of unconsolidated affiliates	943	—
Net income	$5,714	$4,344

Earnings per common share—Basic	$0.06	$0.05

Earnings per common share—Diluted	$0.03	$0.05
Weighted average number of common shares outstanding:
Basic	94,524	91,807
Diluted	283,576	93,555

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended
	February 28,	March 1,
	2010	2009
Operating activities:
Net income	$5,714	$4,344
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,549	8,229
Deferred income taxes	2,656	(3,571)
Amortization of deferred gain on sale-leaseback	(163)	(162)
Paid in kind interest on convertible notes	3,365	—
Amortization of discount on new senior secured notes	389	—
Amortization of debt issuance costs and other	2,067	583
Share-based compensation	4,117	1,016
Loss on sale of assets	171	395
Gain on sale of subsidiary stock	—	(1,292)
Other, net	(523)	(172)
Changes in operating assets and liabilities:
Accounts receivable	(22,905)	(8,369)
Inventories	(3,991)	6,947
Prepaid expenses and other current assets	2,011	10,723
Other assets	71	—
Accounts payable	8,577	14,056
Accrued expenses	(19,419)	(12,619)
Other liabilities	1,565	(186)
Net cash (used in) provided by operating activities	(8,749)	19,922
Investing activities:
Purchase of property, plant and equipment	(2,449)	(2,346)
Proceeds from sale of property, plant and equipment	57	8,449
Net proceeds from sale of subsidiary stock	—	1,237
Investments in and loans to unconsolidated affiliate	—	(2,322)
Net cash provided by (used in) investing activities	(2,392)	5,018
Financing activities:
Proceeds from issuance of long-term obligations	516	1,990
Repayments of long-term obligations	(3,361)	(4,043)
Borrowings under revolving credit facilities	—	59,565
Repayments under revolving credit facilities	—	(93,965)
Exercise of employee stock options, including related excess tax benefits	—	3
Debt issuance costs	—	(8)
Other	(16)	—
Net cash provided by (used in) financing activities	(2,861)	(36,458)
Effect of exchange rate changes on cash	(370)	(4)
Change in cash and equivalents	(14,372)	(11,522)
Cash and equivalents:
Beginning of period	131,427	26,596
End of period	$117,055	$15,074

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME AND ADJUSTED EBITDA MARGIN TO OPERATING MARGIN

NON GAAP MEASURES

	Three Months Ended:
	February 28,		March 1,
	2010		2009
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)
Income from operations	$34,848	10.3%	$23,386	7.5%
Depreciation and amortization	7,549	2.2%	8,229	2.7%

Adjustments for debt covenants:

Non-cash compensation	4,107	1.2%	1,011	0.3%
KKR consulting fees	496	0.1%	720	0.2%
Severance charges	1,115	0.3%	1,278	0.4%
Equity in earnings of unconsolidated affiliates	943	0.3%	—	0.0%
Other (a)	230	0.1%	877	0.3%

Adjusted EBITDA	$49,288	14.5%	$35,501	11.5%

(a)  Consists of various immaterial adjustments

Share Count Reconciliation

	Three Months Ended
	February 28, 2010	March 1, 2009
	(in thousands)
Numerator:
Net income, as reported	$5,714	$4,344
Net income attributable to participating securities	(18)	(13)
Interest on convertible notes	3,365	—
Net income available to common shareholders	$9,061	$4,331

Denominator:
Denominator for basic earnings per share—weighted average shares	94,524	91,807
Effect of dilutive securities:
Convertible debt	178,204	—
Stock options	1,316	1,595
Restricted share units	9,206	—
Other	326	153
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	283,576	93,555

Interest Expense Reconciliation

	Three Months Ended
	February 28, 2010	March 1, 2009
	(in thousands)
Cash interest expense	$17,060	$16,965
Non-cash interest expense	5,282	583
Total interest expense	$22,341	$17,548